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                                                                   EXHIBIT 10.16


                        JOINT DEVELOPMENT, DEMONSTRATION
                            AND DEPLOYMENT AGREEMENT




                                    between


                               CAMECO CORPORATION


                                      and


                          THE UNITED STATES ENRICHMENT
                                  CORPORATION

                               CONTRACT NO. 70031



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                                TABLE OF CONTENTS



ARTICLE I - DEFINITIONS

ARTICLE II - OBJECTIVES

ARTICLE III - DEMONSTRATION PHASE

ARTICLE IV - CONDITIONS SUBSEQUENT

ARTICLE V - FUNDING AND COMMERCIAL TERMS

ARTICLE VI -  [INTENTIONALLY BLANK]

ARTICLE VII - REPORTING

ARTICLE VIII - INTELLECTUAL PROPERTY

ARTICLE IX - DEPLOYMENT PHASE

ARTICLE X - REPRESENTATIONS AND WARRANTIES

ARTICLE XI - INDEMNIFICATION AND LIMITATION OF LIABILITY

ARTICLE XII - INCORPORATION OF ADDITIONAL CLAUSES

ARTICLE XIII - PROPRIETARY INFORMATION

ARTICLE XIV - NOTICES

ARTICLE XV - INSURANCE

ARTICLE XVI - MISCELLANEOUS



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SCHEDULE 1 - DEMONSTRATION PHASE DETAILED SCOPE OF WORK

SCHEDULE 2 - DEMONSTRATION PHASE PROJECT BUDGET

SCHEDULE 3 - DEMONSTRATION PHASE ALLOWABLE RATES, COSTS
      AND EXPENSES

SCHEDULE 4 - CAMECO TECHNOLOGY

SCHEDULE 5 - USEC TECHNOLOGY

SCHEDULE 6 - URANIUM TRIOXIDE (UO-3) REFINING AGREEMENT TERM
      SHEET

SCHEDULE 7 - AVLIS FEEDSTOCK SALE AND PURCHASE AGREEMENT
      TERM SHEET

SCHEDULE 8 - DEPLOYMENT AGREEMENT TERM SHEET

SCHEDULE 9 - OPERATING AGREEMENT TERM SHEET

SCHEDULE 10 - PRICE OF UF4 CONVERSION SERVICES FOR DEMONSTRATION PHASE


APPENDIX A - ADDITIONAL CONTRACT CLAUSES..........................A-1

APPENDIX B - REPRESENTATIONS AND CERTIFICATIONS...................B-1



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                JOINT DEVELOPMENT, DEMONSTRATION AND DEPLOYMENT
                                   AGREEMENT

      This Joint Development, Demonstration and Deployment Agreement (this "Agreement"), dated and effective as of the 26th day of July, 1996 ("Effective Date"), is entered into by and between Cameco Corporation ("Cameco") and the United States Enrichment Corporation, ("USEC"), each hereinafter being referred to individually as a "Party" and, collectively, as the "Parties."

                              RECITALS

      WHEREAS, USEC is developing a new process for uranium enrichment called Atomic Vapor Laser Isotope Separation ("AVLIS") and desires to develop a process for converting natural uranium into a uranium/iron alloy that is suitable for use as a feedstock in the commercial AVLIS uranium enrichment plant being designed by USEC; and

      WHEREAS, USEC has certain technical expertise and know-how, and related research and development capabilities suitable for undertaking the development and demonstration of a commercial process for converting natural uranium into a uranium/iron alloy that will be an acceptable feedstock for the commercial AVLIS uranium enrichment plant; and

      WHEREAS, Cameco has certain technical expertise and know-how, and related research and development capabilities and existing facilities suitable for undertaking the development and demonstration of a commercial process for converting natural uranium into a uranium/iron alloy that will be an acceptable feedstock for the commercial AVLIS uranium enrichment plant; and

      WHEREAS, Cameco has the required regulatory licenses which allow it to receive, handle, process and convert natural uranium at Cameco's facilities in Port Hope and Blind River, Ontario, Canada and anticipates that it can obtain the required regulatory licenses, permits and approvals to allow it to conduct the development and demonstration activities contemplated by this Agreement; and

      WHEREAS, the Parties are interested in jointly developing and demonstrating the Conversion Process (as defined herein) and anticipate that upon the successful demonstration of the Conversion Process, the Parties shall negotiate and enter into the Definitive Documents (as defined herein) necessary to construct and operate



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a jointly owned Conversion Facility (as defined herein), all as provided for in this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual obligations set forth herein, and intending to be legally bound, the Parties hereby agree as follows:


                             ARTICLE I - DEFINITIONS

      1.1 General. As used herein, the following terms shall have the meanings given below, unless a different meaning is expressly stated:

            "Affiliate" shall mean, with respect to any Party, any Person which, directly or indirectly, (i) controls such Party, (ii) is controlled by such Party, or (iii) is under common control with such Party, for purposes of this definition, "control" shall mean the power to direct the management or policies of such Person or Party, whether through the ownership of voting securities, by contract or otherwise.

            "Agreed Rate" shall mean an annual interest rate equal to the Prime Rate plus 1.5% existing as of the date interest commences to accrue.

            "Allowable Costs" shall mean those costs and expenses of the type described in Schedule 3 incurred by a Party in accordance with the approved annual budgets adopted by the Management Committee pursuant to the project budget in Schedule 2, and the work plans specified by Schedule l. In-kind contributions shall only be considered an Allowable Cost to the extent, and in the amount, that such contribution is authorized by the Management Committee in the approved annual budgets.

            "Applicable Law" shall mean any law, statute, code, rule, regulation, ordinance, order, decree, injunction, license, permit, approval, interpretation, judgment, directive, guideline, policy, or agreement or similar form of decision of any Governmental Authority having jurisdiction over the matter in question, including without limitation, any and all Environmental Laws.

            "AVLIS" shall have the meaning as provided in the first Recital hereto.




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            "AVLIS Feedstock" shall mean uranium/iron alloy rods suitable for use as feedstock for the commercial AVLIS uranium enrichment plant being designed by USEC.

            "Business Day" shall mean a day that is not a Saturday, Sunday or legal holiday in the United States or Canada. Unless qualified by the term "Business", references in this Agreement to "day" or "days" refer to a calendar day or calendar days, respectively.

            "Cameco Restricted Proprietary Information" shall have the meaning as provided in Article XIII hereto.

            "Cameco Technology" shall mean Technology and related Intellectual Property owned or controlled by Cameco or its Affiliates that was or is acquired by Cameco or its Affiliates independent of the Demonstration Phase and that is useful in the Conversion Process or in the construction, operation and/or maintenance of the Conversion Facility including, but without limitation, the Technology (and related Intellectual Property) described in Schedule 4 attached.

            "Conversion Facility" shall have the meaning as provided in Section
      9.1 hereto.

            "Conversion Process" shall mean the process for converting natural uranium (in the form as determined by the Parties during the Demonstration Phase) into AVLIS Feedstock.

            "Definitive Documents" shall have the meaning as provided in
      Section 9.1(b) hereto.

            "Demonstration Phase" shall mean the first phase of the joint activities of the Parties to select and develop a suitable Conversion Process, and to evaluate the technical and economic feasibility of constructing and operating a Conversion Facility.

            "Deployment Phase" shall mean the second phase of the joint activities of the Parties, which shall include the process for financing, design, construction, testing, acceptance and operation of, the Conversion Facility.





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            "Environmental Law" shall mean any and all applicable laws, ordinances, rules, regulations, judgments, orders or other official acts of any Governmental Authority (now or in the future) pertaining to protection of health, safety, or the environment, including without limitation in the United States the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Solid Waste Disposal Act, as amended by the Resources Conservation and Recovery Act of 1976, the Hazardous & Solid Waste Amendments Act of 1984 and any other amendments, (iii) the Clean Air Act, as amended, (iv) the Toxic Substances Control Act, as amended, (v) the Safe Drinking Water Act, as amended, (vi) the Federal Water Pollution Control Act, as amended, (vii) the Occupational Safety and Health Act of 1970, as amended, (viii) the Hazardous Materials Transportation Act, as amended, (ix) the Rivers and Harbors Act of 1899, as amended, (x) the National Environmental Policy Act, as amended and (xi) the Atomic Energy Act of 1954, as amended, and including in Canada the following: (i) the Canadian Environmental Protection Act (Canada), (ii) the Atomic Energy Act (Canada), (iii) the Fisheries Act (Canada), (iv) the Transportation of Dangerous Goods Act, 1992 (Canada), (v) the Environmental Protection Act (Ontario), (vi) the Occupational Health and Safety Act (Ontario), (vii) the Ontario Water Resources Act and (viii) the Canadian Environmental Assessment Act.

            "F.O.B." shall have the meaning as provided in the New York Uniform Commercial Code Law Section 2-319 (Consolidated 1995).

            "Governmental Authority" shall mean any federal (except USEC), state, provincial or local government, or any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, board, agency, bureau or entity with authority to bind a Party pursuant to Applicable Law.

            "Improvements" shall mean the Technology developed, in performing activities under this Agreement, by (a) one or both Parties (including the employees, officers or agents of either), or (b) a contractor or subcontractor of either Party.

            "Intellectual Property" shall be a collective reference to all statutory or other rights available under Applicable Law to protect or enhance a Person's right to own (or otherwise assert property rights), make, use, license




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      or sell Technology, including, without limitation, patents, patent applications, copyrights and trade secrets.

            "JVC" shall have the meaning as provided in Section 9.l hereto.

            "Management Committee" shall have the meaning as provided in
      Section 3.2(a) hereto.

            "Milestone" shall mean the completion of an activity specified in
      Section III of Schedule 1 by the completion date set forth in such Section for such activity.

            "Person" shall mean any natural person, corporation, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

            "Preliminary Feasibility Study" shall mean a study regarding the Conversion Process prepared in accordance with Section 7.2 which shall evaluate the technical and economic feasibility of constructing and operating a Conversion Facility.

            "Prime Rate" means the prime rate of interest per annum announced by Chase Manhattan Bank at New York, New York, as its prime rate of interest for US dollar commercial loans.

            "Restricted Proprietary Information" shall mean Cameco Restricted Proprietary Information and USEC Restricted Proprietary Information.

            "Specified Substances" shall mean any pollutant, toxic substance, asbestos, hazardous waste, nuclear material (including, but not limited to, any source, special nuclear, by-product, low-level radioactive waste or mixed waste) or any constituent of any such substance, waste or product, whether solid, liquid or gaseous in form, described in, or regulated under, any Environmental Law.

            "Target Cost" shall mean the cost determined by agreement of the Parties in accordance with Section II of Schedule l, as such cost is modified by the Parties from time to time.





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            "Technology" shall mean inventions, discoveries, processes, improvements, modifications, know-how, composition of matter, machines, technical literature, drawings, pictures, technical information, computer software, operating systems, manuals, and the like.

            "USEC Restricted Proprietary Information" shall have the meaning as provided in Article XIII hereto.

            "USEC Technology" shall mean Technology (and related Intellectual Property) owned or controlled by USEC or its Affiliates that was or is acquired by USEC or its Affiliates independent of the Demonstration Phase and that is useful in the Conversion Process or in the construction, operation and/or maintenance of the Conversion Facility including, but without limitation, the Technology (and related Intellectual Property) described in Schedule 5 attached.


                             ARTICLE II - OBJECTIVES

      2.1 Objectives. The Parties have the following objectives in entering into this Agreement:

            (a) Demonstration Phase Objective. The Parties intend to demonstrate, through their joint activities the technical and economic feasibility of the Conversion Process as specified in Paragraphs I and II of Schedule l for the production of a suitable AVLIS Feedstock for the commercial AVLIS uranium enrichment plant being designed by USEC. The activities contemplated to achieve this objective are generally described in Schedule 1, and the provisions for funding this phase are described in Article V.

            (b) Deployment Phase Objective. Upon the successful completion of the Demonstration Phase, the Parties intend to jointly design, construct, finance, license, own and operate a Conversion Facility. Certain commercial terms for a joint venture to pursue the Deployment Phase shall be as set forth in the Term Sheets attached hereto as Schedules 6, 7, 8, and 9, but the decision to proceed with the joint venture shall be made, and the definitive terms established, pursuant to the terms of Article IX.





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                        ARTICLE III - DEMONSTRATION PHASE

      3.1   Conduct of Activities during the Demonstration Phase.

            (a)   The Parties shall perform the activities described in
Schedule I in accordance with the terms and conditions of this Agreement. The Parties hereby appoint Cameco as manager with responsibility for the day-to-day conduct of the activities required for the Demonstration Phase subject to the oversight and direction of the Management Committee. Cameco agrees to serve as manager of the Demonstration Phase and to carry out the activities required by this Agreement in accordance with Applicable Law and, to the extent not inconsistent with Applicable Law, Schedules 1 and 2, the work plans and annual budgets approved by the Management Committee, any directions or requirements of the Management Committee, and the terms of any final resolution of a dispute under Section 16.7.

            (b) Cameco agrees to appoint one of its employees as the project manager for purposes of fulfilling its obligations as the manager of the Demonstration Phase. The appointment of the project manager by Cameco shall be subject to the approval of the Management Committee. If the project manager ends his or her employment with Cameco, or Cameco is directed by the Management Committee to replace the project manager, the project manager shall be replaced by another Cameco employee approved by the Management Committee. Either Party can request that the Management Committee direct Cameco to replace the project manager.

      3.2   Management Committee.

            (a) The Parties hereby establish a four (4) member Management Committee (the "Management Committee") composed of two (2) representatives of Cameco and two (2) representatives of USEC, which shall meet at least quarterly during the term of this Agreement. Within thirty (30) days of the Effective Date, each Party shall give notice in writing to the other Party of the names, addresses, phone numbers and fax numbers of its representatives. A Party may replace any of its representatives at any time by giving written notice of such replacement to the other Party and its representatives. Replacement of a representative shall not invalidate prior decisions of the Management Committee in which such representative participated.




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            (b)   Each representative of a Party shall have only one vote in any decisions made by the Management Committee. Except as provided in Section 16.7, the Management Committee shall have the power and authority: (i) to review, modify and approve the (A) annual budgets, consistent with the project budget in Schedule 2 and within the funding authorized by Section 5.1, and (B) the work plans proposed by Cameco or USEC; (ii) to review, comment and approve all reports and studies submitted pursuant to this Agreement including, but without limitation, the Preliminary Feasibility Study; (iii) in accordance with Sections 3.2(c) and 16.7, to resolve any disputes that may arise in connection with this Agreement, including, without limitation, those disputes regarding activities to be carried out during the Demonstration Phase; and (iv) to provide oversight and direction to Cameco in its performance as the manager of the Demonstration Phase. Nothing in this Agreement shall be construed as providing the Management Committee or a Party with the authority to control, direct or influence the operation of any facility owned, operated or used by the other Party, including but not limited to, Lawrence Livermore National Laboratory (LLNL) and Cameco's Port Hope and Blind River facilities.

            (c) All decisions, approvals and other actions of the Management Committee shall require a unanimous vote of the representatives on the Management Committee. In the event a decision on an issue cannot be reached by the Management Committee within ten (10) Business Days after the first Management Committee meeting at which the issue is raised, the Parties shall resolve the issue in accordance with Section 16.7 (without the necessity of first resubmitting the issue to the Management Committee).

            (d) A representative of USEC shall chair the Management Committee. The chair shall give prior written notice of the time, date, location and agenda of any meeting of the Management Committee to each member of the Management Committee at least ten (10) Business Days in advance of such meeting unless otherwise agreed to by the members of the Management Committee. The chair shall call a meeting of the Management Committee upon the written request of either USEC or Cameco.

            (e) Attendance at meetings of the Management Committee by a Party's representatives may include attendance by phone. In the event one of the Party's representatives is unable to attend a Management Committee meeting, such Party may appoint an alternative representative to attend and participate in such meeting, so long as such Party provides prior written notice to the other Party and the other Party's representatives of its intent to appoint an alternative representative.




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                       ARTICLE IV - CONDITIONS SUBSEQUENT

      4.1   Cameco License.

            (a) To the extent permitted by Applicable Law, the Parties shall commence performance under this Agreement immediately upon execution of this Agreement. The obligation of each of Cameco and USEC to perform any of its obligations under this Agreement after November 30, 1996 is subject to the satisfaction of the following condition on or prior to that date Cameco shall obtain an amendment to its license, as required, to permit it to conduct the applicable Demonstration Phase activities at Cameco's facilities located at Port Hope, Ontario, Canada.

            (b)   Cameco shall use its best efforts to satisfy the condition in
Section 4.1(a) on or prior to November 30, 1996 Cameco shall provide notice to USEC when such condition is satisfied. In the event the foregoing condition is not satisfied on or prior to November 30, 1996, this Agreement shall, unless otherwise agreed by the Parties, automatically terminate as of November 30, 1996, and the provisions of Section 16.3 shall apply, except that Cameco shall have no obligation to grant USEC a license to Cameco Technology and related Intellectual Property.


                    ARTICLE V - FUNDING AND COMMERCIAL TERMS

      5.1 Funding. Schedule 2 sets forth the project budget for the Demonstration Phase. Pursuant to this budget, the Parties agree to share equally the Allowable Costs related to completing the Demonstration Phase up to the aggregate amount of $8,000,000. The maximum amount that USEC may be required to expend pursuant to this Article V shall not exceed $4,000,000 and the maximum amount that Cameco may be required to expend pursuant to this
Article V shall not exceed $4,000,000. In the event the aggregate amount of costs and expenses required to complete the Demonstration Phase exceed $8,000,000, the amount in excess may be funded as provided in Section 5.4.
Only Allowable Costs shall be credited against the funding obligations of the Parties.

      5.2 Third-Party Contracts. Pursuant to annual budgets to be adopted by the Management Committee, certain contracts with third-parties shall be required to complete the Demonstration Phase. Cameco shall develop the requirements and




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schedule for such contracts and shall submit them to the Management Committee for review and approval. Each Party shall enter into contracts as designated by the Management Committee with third parties for the requirements established and pursuant to the schedule approved by the Management Committee. The award and terms of any third party contract by a Party for purposes of carrying out the Demonstration Phase must be approved in advance by the Management
Committee if the total price or potential liability under such contract exceeds $25,000.

      5.3   Personnel.

            (a) In accordance with the annual budgets adopted by the Management Committee and the rates set forth in Schedule 3, each Party shall be given credit, as an Allowable Cost, for the costs and expenses associated with the work efforts of certain Cameco and USEC personnel (which include but are not limited to, employees, contractors, subcontractors, agents and representatives of a Party). No credit shall be given to a Party for the costs and expenses of work performed as a member of the Management Committee.

            (b) Subject to the Applicable Laws and the procedures governing access and protection of information, each Party shall provide access to its facilities that are used for the Demonstration Phase activities to the other Party. Employees, contractors, subcontractors, agents and representatives of a Party who perform work pursuant to this Agreement at the other Party's facilities shall adhere to the rules and procedures established by such facilities while located at such facilities.

      5.4 Cost Overruns. Schedule 2 sets forth the Parties' best estimates of the total funds required to complete the Demonstration Phase. As soon as it is evident to either of the Parties that the aggregate amount of funding specified in Section 5.1 may not be sufficient to complete the Schedule 1 activities, such Party shall bring the potential shortfall and the reasons therefore to the immediate attention of the Management Committee. The project manager shall be directed to submit a proposed revised budget to the Management Committee to cover the potential shortfall in funding. The Parties shall no later than the ninetieth (90th) day after submission of the proposed revised budget to the Management Committee agree on the amount of funding ("Revised Fund") that both Parties are willing to commit to pay for the Demonstration Phase (which amount shall be no less than the amount set forth in Section 5.l), and shall thereupon revise Schedule 1, Schedule 2 and Section 5.1 accordingly. If one Party is unwilling to fund its share of the shortfall, the other Party shall have the option to pay all or any part of the funding shortfall. If the



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Revised Fund is different than the amount in the proposed revised budget submitted to the Management Committee pursuant to this Section 5.4, the project manager shall be instructed to further revise the budget to provide for a budget that does not exceed the Revised Fund, even if doing so requires a reduction in the scope of the Demonstration Phase.

      5.5   Funding Mechanics.

            (a) Each Party shall submit to the Management Committee a statement ("Quarterly Statement") detailing all Allowable Costs (including any approved in-kind contributions) to be credited against its funding obligation under this Agreement, within fifteen (15) days after the last day of each calendar quarter ending after the Effective Date of this Agreement. The statement shall cover the immediately preceding calendar quarter (the "Reporting Period"), but any cost or expense attributable to a Party after the Effective Date and prior to the Reporting Period that has not been previously accounted for under this Article V may also be included by the Party in the statement and shall be considered as being incurred in the Reporting Period.
No later than thirty (30) days after receipt of the Quarterly Statements from both Parties the Management Committee shall provide to the Parties a consolidated statement detailing the Allowable Costs to be credited against each Party's funding obligation. At the request of either Party the Management Committee shall provide a full explanation of its determination of the Allowable Costs. Either Party may dispute the Management Committee's determination of Allowable Costs pursuant to Section l6.7.

            (b) Based on the Management Committee's consolidated statement the Party that incurred more than one-half of the total Allowable Costs incurred by the end of Reporting Period ("Requesting Party") may submit a request ("Funding Request") to the other Party ("Receiving Party") for payment of the difference between one-half of such total Allowable Costs and the portion of such Allowable Costs incurred by the Requesting Party. If the Requesting Party does not submit a Funding Request within thirty (30) days of its receipt of the Management Committee's consolidated statement then the amount of overpayment by the Requesting Party shall be credited against the Requesting Party's future funding obligations.

            (c) Within fifteen (15) Business Days of its receipt of a Funding Request, the Receiving Party shall pay the Requesting Party the amount set forth in the Funding Request, in accordance with directions contained in the funding request. If the Receiving Party disputes all or part of the Funding Request, the Receiving



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Party shall pay the undisputed amount and the dispute shall be resolved in accordance with Section 16.7. Any dispute concerning the Funding Request that is not resolved by the SEOs pursuant to Section 16.7 shall be resolved by an independent auditor selected by the Party disputing the Funding Request. In the event that a Party is delinquent for greater than thirty (30) days after the date payment is due (the "Delinquent Party") for any undisputed amounts, or, in the case of an amount that is subject to dispute, the amounts due as determined by the SEOs or independent auditor, that in the aggregate total more than five percent (5%) of the total amount that the Delinquent Party should have funded, the Delinquent Party's representatives on the Management Committee shall no longer be entitled to vote on any matters until the Delinquent Party has paid all amounts due at the time of the vote. In such event, the unanimous vote by the other Party's representatives shall be deemed to be a unanimous vote of the representatives of the Management Committee pursuant to Section 3.2(c).

            (d) Subject to Sections 5.6 and 5.7, the proceeds received by either Party in connection with the sale of any equipment, material or other property acquired at joint expense shall be credited equally to the Parties. No such sales shall take place without the prior approval of the Management Committee.

            (e) All payments between the Parties shall be made by wire transfer of immediately available U.S. funds to a bank in the United States or Canada designated by the Requesting Party. Interest on late payments shall be
paid at 3% above the Prime Rate.   Each Party shall bear any fees charged by
its own bank in connection with effecting such transfer.

            (f) At any time during normal business hours, a Party shall make available to an independent auditor selected by the requesting Party all books, records or other documents reasonably deemed necessary by the auditor to verify the Allowable Costs incurred by such Party in connection with the Demonstration Phase. The cost involved in such independent audit shall remain the liability of the Party requesting the audit and shall not be credited to such Party's funding obligation unless as a result of such audit, the independent auditor determines that the Party being audited has overstated its Allowable Costs in the aggregate by $25,000 or more. In such case, the Parties shall make any necessary adjustments to their respective Allowable Costs, and the Party audited shall be responsible for the costs of such audit.

      5.6   Ownership of Equipment and Material.



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            (a)   Except as provided in Section 5.7, Cameco in its capacity as manager of the Demonstration Phase shall take title to all equipment and material purchased for the Demonstration Phase activities at joint expense and shall hold title to such equipment and material for the benefit of Cameco and USEC in equal shares. The risk of loss of such equipment and material shall be shared equally. Cameco shall insure such equipment and material in the amounts and manner directed by the Management Committee (the additional costs, if any, of such insurance shall be a credit against Cameco's funding obligations pursuant to an approved budget and Schedule 3).

            (b) Except as provided in Section 5.7, any equipment or material not consumed in the conduct of the Demonstration Phase shall be disposed of as follows:

                  (i) If the Parties form a JVC to pursue the Deployment Phase, the JVC shall have the right to acquire the equipment and materials without charge, except the JVC shall bear any cost or expense associated with the removal and transportation of such equipment or materials to the JVC.

                  (ii) Any equipment or material that the JVC elects not to acquire shall either be retained by Cameco or be disposed of by Cameco in its discretion in accordance with Applicable Law. Within sixty (60) days after the completion of the Demonstration Phase, Cameco shall provide USEC with its plan for the disposition of such equipment and material. The proceeds from the sale of any equipment or material shall be credited equally towards the Parties' funding obligations. The costs and expenses of disposal of any equipment and material shall be equally shared by the Parties in accordance with the approved budget. Cameco shall retain title to, assume all risks and be solely responsible for all costs (including decontamination, decommissioning and disposal costs) associated with any equipment or material that has not been sold or disposed of within one (1) year after the completion of the Demonstration Phase.

      5.7 Uranium. Cameco shall be the importer of record of any natural uranium shipped by USEC to Canada, with Cameco taking title and risk of loss on arrival of the uranium at the U S - Canadian border. USEC shall provide and pay transportation (including insurance) costs to deliver to Cameco's facility located at Port Hope, Ontario, Canada, the uranium required to conduct the activities for the Demonstration Phase specified in Schedule 1 in the quantities, form and at the times



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directed by the Management Committee.  At USEC's request, Cameco shall provide
USEC with the UO-3 or UF4 refining services necessary for USEC to meet USEC's obligation to provide uranium under this Agreement. The price and other terms and conditions for providing UO3 refining services are set forth in Schedule 6. The price for providing UF4 refining services are set forth in Schedule 10. Cameco shall deliver AVLIS Feedstock F.O.B the facilities designated by USEC. All costs, expenses and liabilities associated with the transportation of the uranium and AVLIS Feedstock shall remain the sole responsibility of the Party responsible for transporting the material, consistent with the above terms. USEC shall acquire title to all AVLIS Feedstock produced from the activities during the Demonstration Phase specified in Schedule 1 at no cost and without need to account to Cameco for its disposition.

      5.8 Depleted Uranium. Unless the Parties agree otherwise, depleted uranium shall not be used in the Demonstration Phase.

      5.9 Taxes. To minimize administrative costs in connection with the Demonstration Phase, both Parties agree that they will join in applying to the Department of Finance and Revenue Canada for prescribed status for the joint venture activities of the Parties, for the purposes of accounting for Canadian Goods and Services Tax ("Canadian GST"). If prescribed status is obtained, a GST section 273 election will be made, allowing Cameco to account for all Canadian GST relating to the Demonstration Phase. The Parties further agree that, for the purposes of the Ontario retail sales tax, they will take all necessary steps to have Cameco act as the agent for the joint venture and account for all Ontario retail sales tax on any purchases or imports of items not exempt from such tax during the Demonstration Phase. For any property or equipment of any description to be imported from the U.S. into Canada in connection with the Demonstration Phase activities, title and risk of loss for such items shall be transferred to Cameco not later than arrival of such items at the U.S. - Canadian border and such items shall be imported into Canada by Cameco. Cameco shall include its accounting of Canadian GST and retail sales tax along with its other reports of expenditures under Sections 5.5 and 7.1. If for any reason Cameco and USEC do not enter into a joint venture election for Canadian GST, both Parties will separately account for and report Canadian GST with respect to their individual interests in Demonstration Phase activities. In any event Cameco and USEC agree to supply each other with all required documentation, invoices, copies of agreements and registration numbers, as applicable, in order that each may, if required, properly account for and report Canadian taxes.

                       ARTICLE VI - [INTENTIONALLY BLANK]


                             ARTICLE VII - REPORTING

      7.1 Monthly Progress Reports. On or before the sixth (6th) Business Day of each calendar month, each Party shall submit to the project manager a report of its activities pertaining to the Demonstration Phase during the preceding calendar month and all costs and expenses that such Party intends to claim as Allowable Costs for such month. Based on these reports, the project manager shall prepare and submit, on or before the fifteenth (15th) Business Day of each calendar month, to each Party and to each representative on the Management Committee a monthly consolidated progress report which shall contain the following information at a minimum:

            (a) A detailed summary of all activities related to and progress made on the Demonstration Phase during the immediately preceding calendar month;

            (b) An accounting of the Allowable Costs of each Party during the calendar month period and cumulatively on the Demonstration Phase; and

            (c) A material balance of uranium received, processed and shipped.

      7.2   Demonstration Phase Preliminary Feasibility Study.

            (a) Schedule 1 attached hereto sets forth the schedule for preparing the Preliminary Feasibility Study. Such Schedule may be revised by the Management Committee.

            (b) The Preliminary Feasibility Study shall include the following:

                  (i) process flow diagrams, material balance sheets, and preliminary designs for the Conversion Process building and key full scale process equipment such as the reduction reactors; casting system; reactor feeder; reactor feeding and product withdrawal systems; and the salt treatment system;

                  (ii) estimates of the capital costs for the design, engineering and construction of the Conversion Facility which shall include estimates of the following: (1) expenditures for designing and constructing all facilities and neces-sary infrastructure; (2) expenditures for engineering, purchasing and installing all machinery, equipment and other components; (3) expenditures associated with obtaining all necessary regulatory approvals (including but not limited to costs associated with preparing all applications and supporting documentation); and
(4) expenditures required to perform all other related work required to commence commercial production of AVLIS Feedstock;

                  (iii)  a start up plan for the Conversion Facility;

                  (iv) an estimate of the costs to operate the Conversion Facility for the following periods: (1) the start up; (2) the first full year of production by the Conversion Facility; and (3) each subsequent year of production. The estimate for each such period shall include estimates of annual production; personnel required; expenditures for administration, consumables, and maintenance materials; utilities; waste disposal; operating and maintenance labor; taxes, working capital funding requirements; work commitments; environmental compliance costs; reserves for shut down (including decontamination and decommissioning costs); and any other anticipated costs of operation;

                  (v) a schedule of the dates when required capital costs will be incurred and the anticipated cash flow requirements during the design and construction of the Conversion Facility and the start up and operation of the Conversion facility; and

                  (vi) a determination as to whether the Conversion Facility will be capable of meeting the technical and economic objectives set forth in
Schedule 1.

      If the Management Committee determines that the Conversion Facility will be capable of meeting the technical and economic objectives set forth in
Schedule 1 then the Preliminary Feasibility Study shall also include the following:

                  (vii) recommendations and supporting analyses on the preferred capacity of the Conversion Facility and whether it should be located within the United States or Canada;

                  (viii) proposed criteria for evaluating potential sites for the Conversion Facility;

                  (ix) any other information that may be required by the Management Committee for proper evaluation of the deployment of the Conversion Facility; and

                  (x)   an updated Target Cost.


                      ARTICLE VIII - INTELLECTUAL PROPERTY

      8.1 Notification of Proprietary Rights. The Demonstration Phase contemplates the use of Cameco Technology listed in Schedule 4 and the use of USEC Technology listed in Schedule 5. Each Party agrees to notify the Management Committee of its intent to utilize Cameco Technology or USEC Technology, as the case may be, in the conduct of the Demonstration Phase activities that the Party has not listed on Schedules 4 and 5, as applicable, prior to use of such Technology during the Demonstration Phase. If the Management Committee agrees to the use of such Technology, the Parties shall modify Schedules 4 and 5, as applicable.

      8.2   Technology Rights.

            (a) Subject to the provisions of this Agreement that in certain circumstances require a Party to transfer or license its interest in Technology or Intellectual Property to the other Party, all Improvements (and related Intellectual Property) shall be jointly owned by the Parties as tenants in common. Neither Party shall transfer, sell, assign, license, or encumber its interest in the Improvements or in the Intellectual Property covering the Improvements without the prior written consent of the other Party, except as otherwise provided in this Agreement. Nor shall either Party use any Improvements or the Intellectual Property covering the Improvements without the consent of the other Party except in the Demonstration Phase or in connection with the development of the AVLIS uranium enrichment facility, or as otherwise provided in this Agreement.

            (b) With regard to Improvements made by a Party's employees, officers, agents, or contractors, such Party (the "Inventing Party") shall:

                  (i) promptly disclose such Improvements to the other Party in writing;

                  (ii) take whatever steps are reasonably prudent to promptly establish, if so directed by the Management Committee, Intellectual Property rights in such Improvements under Applicable Law in the United States and Canada. If the Inventing Party fails to take such steps, the other Party as the joint owner may, regardless of the instructions of the Management Committee, take reasonable steps to establish Intellectual Property rights in such Improvements under Applicable Law. If such other Party is successful in obtaining Intellectual Property rights in such Improvements, the Inventing Party shall, within sixty (60) days after the Parties both give notice pursuant
Section 9.1(b) of their decision to proceed with the Deployment Phase, pay such other Party one-half of the costs reasonably incurred by such other Party in obtaining such Intellectual Property rights. If the Inventing Party fails to pay the other Party in accordance with the above, the Inventing Party shall, upon demand of the other Party, assign all of its rights, title and interest in and to such Intellectual Property, and the Improvements on which such Intellectual Property is based, to such other Party; and in such case, if USEC is the Inventing Party, the Intellectual Property and the Improvements on which such Intellectual Property is based shall thereafter, for all purposes other than Section 8.5 of this Agreement, be deemed to be Cameco Technology, and if Cameco is the Inventing Party, the Intellectual Property and the Improvements on which such Intellectual Properly is based shall thereafter be deemed to be USEC Technology;

                  (iii) promptly transfer or otherwise provide the other Party with joint ownership in the Intellectual Property covering such Improvement;

                  (iv) with respect to Improvements which are inventions that are or may be patentable but for which the Inventing Party does not desire to seek patent coverage in a particular country, the other Party may, but is not obligated, to file for a patent with respect to such country, and the Inventing Party shall cooperate with the other Party in its efforts to obtain patent coverage in such country and sign (or to cause its employees or subcontractor's employees to sign) any documents necessary for the filing or prosecution of one or more patent applications in such country by the requesting Party; and

                  (v) keep complete and accurate records with respect to each Improvement.

A Party's costs and expenses in establishing Intellectual Property rights and in providing technical documentation for Improvements shall be an Allowable Cost of the Demonstration Phase funded by the Parties in accordance with Schedules 1, 2 and 3 of Article V. Any disputes concerning the Improvements or the Intellectual Property in them shall be submitted for resolution in accordance with Section 16.7.

            (c) Upon the formation of the JVC pursuant to Article IX, each Party shall contribute, license or otherwise provide to the JVC sufficient Intellectual Property rights in all Improvements necessary or useful for the JVC to carry out the purposes for which it was formed.

            (d) In the event either Party obtains information concerning the alleged infringement of a patent or of any Intellectual Property right that is related to Improvements, or misappropriation of Improvements jointly owned by the Parties, the Party obtaining such information shall promptly notify the other Party in writing. Unless both Parties agree that the information is insufficient to warrant seeking an injunction and damages against the alleged infringement or misappropriation, the Parties shall take the following action:

                  (i) The Inventing Party, if it deems it to be warranted, shall initiate an infringement, trade secret or other action and shall promptly notify and keep the other Party informed about such action. If the Inventing Party does not initiate suit, the other Party shall have the option to bring such suit. Upon notification by a Party that it has elected to bring an infringement action hereunder, the other Party shall cooperate to the extent necessary for the Party to bring such action, including joining such action as a party, if necessary and including any action initiated in third countries.

                  (ii) If a Party agrees to jointly share in the cost of an action undertaken pursuant to this Section, the resulting damage award, if any, shall be shared equally by the Parties. Otherwise, the costs (both external and internal) of the action shall be the sole responsibility of the Party bringing the action and the damage award, if any, shall belong solely to such Party.

            (e) In the event that any infringement action is brought by a third party against a Party or its Affiliate during the performance of the Demonstration Phase, the Parties shall jointly determine how to proceed and how the cost of defending such action shall be allocated to the Parties. If the third party infringement action is not related to the joint activities of the Parties hereunder, the Party receiving notice of its alleged infringement shall promptly notify the other Party and shall keep the other Party informed of the progress of any such action.

      8.3 Nondisclosure of Improvements. Except to the extent that disclosure is required by Applicable Law or as may be necessary to obtain patent coverage for an item of Technology, all Improvements shall be kept confidential by the Parties and shall not be disclosed to any third party unless (i) such disclosure is necessary to perform this Agreement, (ii) the disclosure is approved by the Management Commit tee, and (iii) the Party disclosing such Improvements (x) obtains from such third party a written agreement to abide by the terms of this in the same manner, and to the same extent, that the Parties are bound hereunder and to assign all rights to any Improvements to the Parties and (y) provides the other Party with a copy of such written agreement. The above restrictions on the disclosure of Improvements shall not include information that was or becomes generally available to the public other than through the breach of this Agreement and shall not apply to a Party acquiring all rights in such Technology.

      8.4 Transfer of Background Technology to JVC. If the Parties proceed with the Deployment Phase:

            (a) Cameco agrees to: (i) disclose to the JVC all Cameco Technology; (ii) license to the JVC, upon the JVC's request, Cameco Technology for use in the design, construction, operation or maintenance of the Conversion Facility; (iii) grant a license in the Intellectual Property covering Cameco Technology for a period covering the useful life of the Conversion Facility or Conversion Facilities constructed and operated by the JVC; and (iv) provide, upon request from the JVC, technical assistance to the JVC in the design and operation of such Conversion Facilities upon the payment of reasonable costs and expenses for this service.

            (b)   USEC agrees to:  (i) disclose to the JVC all USEC
Technology; (ii) license to the JVC, upon the JVC's request, USEC Technology for use in the design, construction, operation or maintenance of the Conversion Facility; (iii) grant a license in the Intellectual Property covering USEC Technology for a period covering the useful life of the Conversion Facility or Conversion Facilities constructed and operated by the JVC; and (iv) provide, upon request from the JVC, technical assistance to the JVC in the design and operation of such Conversion Facilities upon the payment of reasonable costs and expenses for this service.

      8.5 Export Restriction. Notwithstanding anything in this Agreement to the contrary, Cameco shall not export, disclose, assign, license or otherwise transfer any rights or interest in or to any Improvements or USEC Technology, or to any Intellectual Property related either to Improvements or to USEC Technology, to any third party outside of the United States, or for use outside of the United States, without USEC's prior written consent, which consent shall not be withheld if such disposition has been authorized by the appropriate Governmental Authorities under Applicable Law. The restrictions in this
Section 8.5 shall survive any termination or expiration of this Agreement and shall apply to Improvements and related Intellectual Property regardless of whether USEC has transferred and assigned to Cameco, pursuant to Section 9.1(e) or otherwise, all of USEC's right, title and interest in and to the Improvements and related Intellectual Property.


                          ARTICLE IX - DEPLOYMENT PHASE

      9.1   Decision Whether to Proceed With Deployment Phase.

            (a) Within thirty (30) days after the receipt of the final Preliminary Feasibility Study, the Management Committee shall assess and evaluate whether the Preliminary Feasibility Study and the results of the Demonstration Phase meet the objectives specified in Section 2.1(a) and report in writing to the Parties its recommendation.

                  (i) If the Management Committee determines that the results of the final Preliminary Feasibility Study and the Demonstration Phase do not meet the objectives specified in Section 2.1(a) and do not otherwise justify proceeding with the Deployment Phase, then the Management Committee shall recommend that the Parties terminate this Agreement.

                  (ii) If the Management Committee decides that the final Preliminary Feasibility Study and the results of the Demonstration Phase meet the objectives specified in Section 2.1(a) or otherwise justify proceeding with the Deployment Phase, then the Management Committee shall notify the Parties that the Management Committee recommends proceeding with the Deployment Phase (the date that the Parties are so notified being referred to herein as the "Deployment Decision Date").

            (b) The Parties, in their sole discretion, may accept or reject the Management Committee's recommendation under Section 9.1(a). Within sixty
(60) days of the Deployment Decision Date, each Party shall provide the other Party with written notice of its decision whether to proceed with the Deployment Phase. If a Party has not paid for one-half of the total Allowable Costs incurred by the end of the

Reporting Period which ended immediately prior to the receipt by the Management Committee of the final Preliminary Feasibility Study (the "Deficient Party"), it shall not be eligible to elect to proceed with the Deployment Phase until it has paid the other Party two hundred percent (200%) of the difference between the amount actually paid by the Deficient Party and one-half of such total Allowable Costs on or before the date that the Deficient Party executes the Definitive Documents. In the event that the Deficient Party fails to pay the full amount owed to the other Party on or before the day the Deficient Party executes the Definitive Documents, then the Deficient Party shall be deemed to have withdrawn, and the Agreement shall be terminated in accordance with
Section 16.3 if Cameco is the Deficient Party, and under Section 9.1(e) if USEC is the Deficient Party. A Party that fails to provide written notice of its decision whether to proceed shall be deemed to have elected not to proceed. If both Parties elect not to proceed, or if USEC elects to proceed but Cameco elects not to proceed, then Cameco shall be deemed to have withdrawn, and this Agreement shall be terminated in accordance with Section 16.3. If Cameco elects to proceed but USEC elects not to proceed, then USEC shall be deemed to have withdrawn from the project, and Cameco shall have the termination options set forth in Section 9.1(d). If both Parties elect to proceed, then the Parties shall negotiate, in good faith, the following agreements (collectively, the "Definitive Documents"):

                  (i) a deployment agreement between USEC and Cameco incorporating the terms in Schedule 8 hereto and providing for the solicitation of proposals for the construction and financing of a facility (the "Conversion Facility") that incorporates Cameco Technology, and/or USEC Technology and the Improvements (if any) to convert uranium into AVLIS Feedstock using all or part of the Conversion Process; the selection of a mutually agreed site in the United States or Canada for the Conversion Facility; and the formation of a joint venture company, partnership or other entity or arrangement as mutually agreed by the Parties ("JVC") which shall own and undertake the construction, financing and operation of the Conversion Facility;

                  (ii) a UO-3 refining services agreement incorporating the terms in Schedule 6 hereto;

                  (iii) an AVLIS Feedstock sales agreement incorporating the terms in Schedule 7 hereto;

                  (iv) a Technology agreement between the JVC, USEC and Cameco providing for the transfer of Technology in accordance with Sections 8.2 and 8.4;

                  (v) an operating agreement between the JVC and Cameco providing for the operation of the Conversion Facility and incorporating the terms in Schedule 9 hereto; and

                  (vi) such other agreements as the Parties deem necessary or desirable.

            (c) If the Parties, acting in good faith, are unable to agree upon the provisions of any of the Definitive Documents within a period of 120 days after the Deployment Decision Date, such disagreement(s) shall be resolved by USEC developing, in good faith, its final position in regard to such provision or provisions, consistent with the terms in Schedules 6, 7, 8, and 9 ("Final Position"), and advising Cameco thereof in writing within 150 days after the Deployment Decision Date. Cameco shall have thirty (30) days from and after receipt of USEC's Final Position to advise USEC whether it accepts USEC's Final Position. If Cameco notifies USEC that Cameco accepts USEC's Final Position within said thirty (30) day period, the Parties shall execute the Definitive Documents incorporating such Final Position within thirty (30) days after Cameco's acceptance. If Cameco notifies USEC that Cameco rejects USEC's Final Position, or if Cameco fails to give USEC notice of acceptance within thirty (30) days after receipt of USEC's Final Position, or if Cameco fails to execute the Definitive Documents within sixty (60) days after receipt of USEC's Final Position, this Agreement shall be terminated in accordance with
Section 16.3. If USEC fails to advise Cameco of USEC's Final Position within 150 days after the Deployment Decision Date, or if Cameco accepts USEC's Final Position within thirty (30) days of receipt thereof but USEC refuses to execute the Definitive Documents which incorporate its Final Position within thirty
(30) days after receiving Cameco's notice of acceptance of USEC's Final Position, USEC shall be deemed to have withdrawn from the project, and Cameco shall have the termination options set forth in Section 9.1(e).

            (d) If USEC is deemed to have withdrawn from the project pursuant to Section 9.1(b), Cameco shall have the option of (i) terminating this Agreement in accordance with Section 16.3, or (ii) terminating this Agreement, paying USEC a lump sum equal to the aggregate of all Allowable Costs funded by USEC requiring USEC to grant Cameco an irrevocable and transferrable (including the right to sublicense) license to the USEC Technology and related Intellectual Property incorporated into or necessary to use the Improvements for the purpose of constructing, operating and maintaining a Conversion Facility to supply AVLIS Feedstock, provided that for Cameco's use of the USEC Technology, Cameco pays USEC a royalty at one percent (1%) of the cash-based disbursements for operation of the Conversion Facility, including payroll, reagents, utility expenses and property taxes, excluding depreciation, indirect overhead and financing costs, and any UO-3 or UF4 refining costs for USEC Technology. If Cameco elects option (ii) above, USEC shall, subject to Section 8.6, concurrent with its receipt of the lump sum payment transfer and assign to Cameco all of USEC's right, title and interest in and to the Improvements and related Intellectual Property free and clear of any encumbrances arising through USEC and this Agreement shall be terminated in accordance with Sections 16.3(a), (c) and (d). Cameco shall give USEC notice of its election of option
(i) or (ii) above within ninety (90) days after USEC's failure to provide Cameco with USEC's Final Position or USEC's refusal to execute the Definitive Documents incorporating the Final Position whichever is later, or shall otherwise be deemed to have elected option (i) above.

            (e) If USEC is deemed to have withdrawn from the project pursuant to Section 9.1(c), this Agreement shall be terminated in accordance with
Section 16.3 and USEC shall, in addition to its obligations under Section 16.3, pay Cameco a royalty on the first 100,000 metric tons of uranium ("MTU") contained in all AVLIS Feedstock, produced for use in an AVLIS enrichment facility, whether produced by USEC or its affiliates, licensees, assignees or contractors ("Royalty"). The Royalty shall be in lieu of the 1% cash operating royalty stipulated in Section 16.3. The license referred to in Section 16.3 to the Cameco Technology and related Intellectual Property shall become fully paid up once the Royalty is paid. The Royalty rate and its method of payment shall be determined as follows:

                  (i) The initial amount of the Royalty shall be fifty cents ($0.50) per kilogram of uranium contained in all AVLIS Feedstock produced for use in an AVLIS enrichment facility whether produced by USEC or its affiliates, licensees, assignees or contractors, payable annually in arrears.

                  (ii) Within ninety (90) days after the end of each year, USEC shall provide Cameco (or will cause its affiliates, licensees, assignees or contractors, as the case may be, to provide Cameco) with a certificate signed by a senior financial officer of USEC confirming the quantity of AVLIS Feedstock produced in such year, expressed in kilograms of uranium contained therein, and the amount of the Royalty payment due to Cameco. Payment of the amount due shall accompany such statement.

                  (iii) Cameco may retain an independent auditor to conduct an audit of USEC, or the affiliate, licensee, assignee or contractor producing the AVLIS Feedstock, to verify the amount of Royalty payable. The costs of any such audit shall be borne by Cameco unless such audit results in an adjustment of the amount of the Royalty payment due in favor of Cameco in an amount equal to or greater than $25,000.

                  (iv) The initial amount of the Royalty of fifty cents ($0.50) per kilogram of uranium contained shall be adjusted for each year following the first year in which such Royalty accrues using the Implicit Price Deflator for the U S. Gross Domestic Product ("IPD-GDP") as published by the U.S. Department of Commerce in accordance with the formula set forth below:

                      R =   R1 + (R1)(IN - IBASE), where
                                     -----------
                                        IBASE

       R = The Royalty rate to be determined for a year following the first year in which the Royalty accrues

       R1 = The initial amount of the Royalty rate, which is U.S. $0.50

       IN = The first final index of the Implicit Price Deflator for the U S.
            Gross Domestic Product ("IPD-GDP") published by the U.S. Department of Commerce for the last calendar quarter of the year immediately preceding the year for which the Royalty rate is being determined

    IBASE = The first final IPD-GDP for the first quarter of 1996.

            (f) The Parties may decide that it is necessary or desirable to commence a more definitive feasibility study prior to the execution of the Definitive Documents, and if both Parties agree, this Agreement shall be modified as appropriate to provide for such a study.

      9.2   Definitive Documents.

            (a) This Agreement does not include all of the terms and conditions regarding the implementation of the Deployment Phase. Such terms and conditions shall be contained in the Definitive Documents. The Definitive Documents and any other agreements relating to implementation of the Deployment Phase shall be subject in all respects to the approval of each of the Parties in its sole discretion.

            (b) Each Party shall be responsible for its own costs of negotiating the Definitive Documents.

      9.3   Cancellation of AVLIS Enrichment Plant.

            (a) If, prior to the execution and delivery of the Definitive Documents referred to in Section 9.l, USEC decides to cancel its planned commercial AVLIS uranium enrichment plant, USEC shall promptly notify Cameco of such decision (the "Cancellation Notice") and this Agreement shall be terminated in accordance with Section 16.3.

            (b) If, within ten (10) years after the date of the Cancellation Notice, USEC decides to deploy a commercial AVLIS uranium enrichment plant, it shall notify Cameco that it intends to do so (the "Deployment Notice"). If, within thirty (30) days of the date of the Deployment Notice, Cameco notifies USEC that it wishes to proceed with the Deployment Phase for the Conversion Facility, then the Parties shall negotiate in good faith the Definitive Documents in accordance with Section 9.1 except that the time periods specified in Section 9.1 shall commence on the date of the Deployment Notice.

            (c) If Cameco does not notify USEC that it wishes to proceed with the Deployment Phase for the Conversion Facility pursuant to Section 9.3(b), the obligations of the Parties under this Section 9.3 shall be terminated.

      9.4   Delay of AVLIS Enrichment Plant.

            (a) If, prior to the execution and delivery of the Definitive Documents referred to in Section 9.1, USEC decides to delay the date on which the commercial AVLIS uranium enrichment plant is expected to commence operation (the "Estimated Start-Up Date") beyond January 1, 2005, USEC shall so notify Cameco (the "Delay Notice"). At any time, Cameco may request USEC to provide Cameco with USEC's most current Estimated Start-Up Date, and USEC shall do so within thirty (30) days of such request. To the extent a delay is due, in whole or in part, to a Force Majeure, the Estimated Start-Up Date shall be extended as provided in Section 16.8. The Delay Notice shall include USEC's then current Estimated Start-Up Date. USEC may update its estimate at any time thereafter. During the period (the "Delay Period") from the date of the Delay Notice to the date that is four (4) years before the Estimated Start-Up Date set forth in the Delay Notice or the most recent update, this Agreement shall not be terminated but rather the obligations of the Parties under this Article IX shall be suspended. USEC shall pay Cameco interest for the Delay Period at the Agreed Rate on the aggregate of all Allowable Costs funded by Cameco as of the beginning of the Delay Period. Such interest shall be payable monthly in arrears. The obligations of the Parties under this Article IX shall thereafter resume as of the last day of the Delay Period.

            (b) At any time during the Delay Period, Cameco may provide a Cancellation Notice to USEC of its election to terminate this Agreement. Upon receipt of Cameco's Cancellation Notice, this Agreement shall terminate in accordance with Section 16.3. USEC shall notify Cameco at least thirty (30) days, but no more than one-hundred and eighty (180) days prior to the end of the Delay Period of its intent to deploy a commercial AVLIS uranium enrichment plant and the current Estimated Start-Up Date. If, within thirty (30) days of the date of the Deployment Notice, Cameco notifies USEC that it wishes to proceed with the Deployment Phase for the Conversion Facility then the Parties shall negotiate in good faith the Definitive Documents as specified in Section
9.1 except that the time periods specified in Section 9.l shall commence on the date of the Deployment Notice.

      9.5   Transition.

      As of the execution of this Agreement, Cameco sells UF6 and provides uranium concentrates to UF6 conversion services. Cameco's customers for UF6 and uranium concentrates to UF6 conversion services consist of entities that operate nuclear electrical generating facilities. Such customers typically contract for their UF6 and UF6 conversion services requirements three to five years in advance. A number of Cameco's customers for UF6 and UF6 conversion services have contracts with USEC for the provision of enrichment services. As contemplated by this Agreement, USEC plans to construct and operate an enrichment facility based on AVLIS technology to replace existing enrichment facilities which are based on gaseous diffusion technology. As a consequence of this, USEC will be asking its enrichment services customers to switch from obtaining enrichment services from USEC's gaseous diffusion enrichment facilities to USEC's proposed AVLIS enrich-ment facility. Customers of USEC that decide to obtain enrichment services from USEC's proposed AVLIS enrichment facility will no longer need to provide USEC with UF6 but will only have to provide USEC with uranium concentrates. Cameco recognizes that USEC's prospective customers for enrichment services from the proposed AVLIS enrichment facility will be concerned about the risks of not having a sufficient supply of UF6 under contract should USEC not proceed with the proposed AVLIS enrichment facility, and the corresponding risk of entering into contracts for the supply of UF6 where such UF6 supply may become redundant. In order to assist USEC's enrichment services customers in making the transition, Cameco and USEC will cooperate in identifying and implementing mechanisms that will alleviate the potential risks to such customers described above. Such cooperation may consist, by way of example only, of allowing prospective AVLIS enrichment services customers to withdraw, on favorable terms, from UF6 conversion services agreements concurrent with such customers receiving enrichment service under the AVLIS enrichment service contracts for corresponding quantities of uranium.


                   ARTICLE X - REPRESENTATIONS AND WARRANTIES

      10.1 Representations and Warranties of Cameco. Cameco represents and warrants to USEC as follows:

            (a) Cameco is organized, validly existing and in good standing under the laws of Canada with full power and authority to execute, deliver and perform this Agreement, to consummate the transactions contemplated herein, to take all actions required to be taken by it pursuant to the provisions hereof, to own and lease its properties and to conduct its business as the same exists.

            (b) This Agreement constitutes the valid and binding obligation of Cameco and is enforceable against Cameco in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) This Agreement has been duly authorized by all necessary action on the part of Cameco.

            (d) Cameco has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

            (e) Neither Cameco's execution and delivery of this Agreement or any documents executed in connection herewith, nor Cameco's consummation of the transactions contemplated herein, does or shall violate, conflict with, result in breach of, or require notice or consent under any law, judgment, writ, decree, order, permit, certificate, license, regulation, certificate of incorporation, bylaw, certificate of limited partnership or limited partnership agreement or under any provision of any agreement or instrument to which Cameco is a party or to which it or any of its properties is subject.

            (f) To its knowledge the Intellectual Property covering Cameco Technology does not infringe any third party's patent rights and ownership rights. Cameco is not aware of any third party interests in any of the Intellectual Property associated with any of the Cameco Technology necessary for the performance of the transactions contemplated by this Agreement, and has not received notice of any allegations that Cameco is infringing or has misappropriated the Intellectual Property covering Cameco Technology necessary for the construction, operation and/or maintenance of a Conversion Facility.

            (g) Subject to Article IV, Cameco has, or shall obtain prior to commencing operations, all government approvals, permits, licenses and clearances necessary for the conduct of the Demonstration Phase activities at Cameco's facilities.

            (h) The representations and certificates submitted by Cameco to USEC pursuant to the clauses set forth in Appendix B have been duly authorized, made and executed and are true, correct and complete as if made herein and as of the date hereof.

      10.2 Representations and Warranties of USEC. USEC represents and warrants to Cameco as follows:

            (a) USEC is organized, validly existing and in good standing under the laws of the United States of America, with full power and authority to execute, deliver and perform this Agreement, to consummate the transactions contemplated herein, to take all actions required to be taken by it pursuant to the provisions hereof, to own and lease its properties and to conduct its business as the same exists.

            (b) This Agreement constitutes the valid and binding obligation of USEC and is enforceable against USEC in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) This Agreement has been duly authorized by all necessary corporate action on the part of USEC.

            (d) USEC has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

            (e) Neither USEC's execution and delivery of this Agreement or any documents executed in connection herewith, nor USEC's consummation of the transactions contemplated herein, does or shall violate, conflict with, result in breach of, or require notice or consent under any law, judgment, writ, decree, order, permit, certificate, license or regulation or under any provisions of any agreement or instrument to which USEC is a party or to which it or any of its properties is subject.

            (f) To its knowledge the Intellectual Property covering USEC Technology does not infringe any third party's patent rights and ownership rights. USEC is not aware of any third party claims on any Intellectual Property associated with any of the USEC Technology necessary for the performance of the transactions contemplated by this Agreement, and has not received notice of any allegations that USEC is infringing or has misappropriated the Intellectual Property covering USEC Technology necessary for the construction, operation and/or maintenance of a Conversion Facility.


            ARTICLE XI - INDEMNIFICATION AND LIMITATION OF LIABILITY

      11.1  General Indemnity.

            (a) Cameco shall indemnify USEC (and its Affiliates, employees, officers and directors) against, and hold each of them harmless from, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, fines, judgments and expenses (including, without limitation, reasonable attorneys' fees) sustained by such Person, arising out of or resulting from: (i) acts or omissions by Cameco (or any of its Affiliates, employees officers, directors, contractors, subcontractors, agents or vendors) during the Demonstration Phase at a Cameco owned, operated or controlled site;
(ii) the transport of uranium from a Cameco owned or controlled site or the transport of uranium contrary to decisions of the Management Committee or without the knowledge and consent of the Management Committee, and (iii) the failure by Cameco (or any of its Affiliates, employees, officers, directors, contractors, subcontractors, agents or vendors) to comply with any Environmental Law with respect to the subject matter of this Agreement or the past, present or future presence, remediation or clean-up of, or exposure to, any Specified Substances at any facility owned, operated or controlled by Cameco or any of its Affiliates, contractors, subcontractors or vendors.

            (b) USEC shall indemnify Cameco (and its respective Affiliates, employees, officers and directors) against, and hold each of them harmless from, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, fines, judgments and expenses (including, without limitation, reasonable attorneys' fees) sustained by any such Person and arising out of or resulting from: (i) acts or omissions by USEC (or any of its Affiliates, employees, officers, directors, contractors, subcontractors, agents or vendors) during the Demonstration Phase at a USEC owned, operated or controlled site; (ii) the transport of uranium from a USEC owned or controlled site or the transport of uranium contrary to decisions of the Management Committee or without the knowledge and consent of the Management Committee, and
(iii) the failure by USEC (or any of its Affiliates, employees, officers, directors, contractors, subcontractors, agents or vendors) to comply with any Environmental Law with respect to the subject matter of this Agreement or the past, present or future presence, remediation or clean-up of, or exposure to, any Specified Substances at any facility owned, operated or controlled by USEC or any of its Affiliates, contractors, subcontractors or vendors; provided, however, that for as long as USEC is an executive agency of the United States Government, USEC's obligations under this Section 11.1(b) shall be subject to the availability of appropriated funds.

      11.2 Consequential and Indirect Damages. In no event shall USEC or Cameco (or any of their Affiliates, employees, officers, directors, contractors, subcontractors, agents or vendors) by reason of their respective acts or omissions be liable whether in contract, tort, warranty, negligence, strict liability or otherwise for any special, indirect, incidental, consequential, or punitive damages arising out of or in connection with this Agreement; provided, however, that this provision shall in no way limit any indemnity provided by either Cameco or USEC under this Agreement.

      11.3 Waiver of Nuclear Liability. Neither Party (nor any of its Affiliates, employees, officers, directors, contractors, subcontractors, agents or vendors) shall have any liability to the other Party (or any of its Affiliates, employees, officers, directors, contractors, subcontractors, agents or vendors) for Nuclear Damage resulting from activities pursuant to this Agreement to any property located at a site owned by the other Party. "Nuclear Damage" means any loss, damage, or loss of use, which in whole or in part is caused by, arises out of, results from or is in any way related, directly or indirectly, to the hazardous properties of source, special nuclear or byproduct material.

      11.4 Survival. The provision of this Article and of the other Articles of this Agreement providing for limitation of or protection against liability shall apply to the full extent permitted by law and regardless of fault and shall survive either termination pursuant to this Agreement or cancellation, as well as completion of the work hereunder.


                ARTICLE XII - INCORPORATION OF ADDITIONAL CLAUSES

      12.1  Pre-Privatization.

            (a) Additional Clauses and Provisions. The additional contract clauses set forth in Appendix A are incorporated herein by reference and, to the extent inconsistent with the provisions of Articles I through XVI hereof, shall take precedence over such provisions during the period prior to the privatization of USEC, as contemplated by the Atomic Energy Act of 1954, as amended. After the privatization of USEC, the additional contract clauses set forth in Appendix A shall be deemed to be deleted and shall thereafter no longer apply to this Agreement.

            (b) References in the clauses listed in Appendix A and Appendix B to the contracting Party shall be deemed to refer to Cameco, references to Contracting Officer shall be deemed to refer to USEC's representative, references to the Contracting agency shall be deemed to be references to USEC, and references to the Government or the U.S. Government shall be deemed to include USEC, except if the context in such clause indicates otherwise. Except for the clauses in Appendix A and

Appendix B, the Federal Acquisition Regulations at 48 C.F.R. Chap. 1 ("FAR") shall not apply to this Agreement.

      12.2 Adjustments. To the extent any change in the applicability of the additional clauses set forth and incorporated into this Agreement by Article XII materially varies the obligations or risks of either Party, requires expenditures not included in the budget, or obviates the need for expenditures included in the budget, such change in applicability shall permit either Party to propose to the Management Committee an amendment to the budget, as set forth in Schedule 2.


                     ARTICLE XIII - PROPRIETARY INFORMATION

      13.1 USEC Restricted Proprietary Information. Except as required by Applicable Law, or this Agreement, any information that Cameco or its representative acquires or to which otherwise gains access from USEC, during performance of this Agreement, that has been specifically identified by an appropriate marking or stamp as being confidential, proprietary or business sensitive by USEC or of which Cameco has been otherwise notified pursuant to
Section 13.11 by USEC that any further use or disclosure of such information is restricted, as well as any analyses, findings or conclusions made by any Cameco Representative (written or oral) in connection with or related to the Demonstration Phase that discloses such information from USEC ("USEC
Restricted Proprietary Information"), shall be kept confidential and shall not be:

            (a)   used for any purpose not related directly to this Agreement;

            (b) disclosed to any employee of Cameco, unless (i) disclosure is necessary to perform this Agreement and (ii) disclosure is limited to only the specific information that is necessary to perform the activities contemplated herein; or

            (c) disclosed to any third party or provided to any agent or representative of Cameco, unless (i) disclosure is necessary to perform under this Agreement, (ii) disclosure is limited to only the specific information that is necessary to perform the activities contemplated herein and (iii) to the extent such disclosure is to a third party, prior to disclosure, Cameco (x) obtains from such third party a written agreement to abide by the terms of this
Article XIII in the same manner as, and to the same extent that, Cameco is bound hereunder, (y) provides USEC with a copy of such written agreement between Cameco and the third party, and (z) receives USEC's written consent to such disclosure.

      13.2  Exceptions to USEC Restricted Proprietary Information.

      USEC Restricted Proprietary Information shall not include information that:

            (a) at the time of its disclosure to Cameco is generally available in the public domain;

            (b) enters the public domain and becomes generally available at any time after its disclosure to Cameco other than through an act or omission of Cameco;

            (c) Cameco can demonstrate, by written records, was already known to it prior to its disclosure by USEC; or

            (d) after its disclosure to Cameco by USEC, is disclosed to Cameco by a third Party if such third Party has the right to make such disclosure.

            Cameco shall bear the burden of proof of establishing that any information that Cameco or its representative acquires, receives or otherwise gains access to during the performance hereof is not USEC Restricted Proprietary information.

      13.3 Relinquishment of USEC Restricted Proprietary Information. Unless otherwise instructed by USEC in writing, Cameco shall turn over to USEC all USEC Restricted Proprietary Information within thirty (30) days of the date of termination of this Agreement; provided, however, that if Cameco has no obligation to license Cameco Technology or related Intellectual Property to USEC under the terms of this Agreement, Cameco may retain copies of the Preliminary Feasibility Study, the monthly progress reports delivered pursuant to Section 7.1 and other documents prepared under this Agreement.

      13.4 Government Ordered Disclosure. In the event Cameco receives a judicia1, congressional or administrative order, request, subpoena or similar legal inquiry to disclose USEC Restricted Proprietary Information, Cameco shall immediately notify and consult with USEC. In the event USEC determines that such information, or any portion thereof, should not be disclosed, Cameco and any

Cameco representatives shall cooperate with USEC's legal counsel to seek relief from the requested disclosure or to secure confidential treatment and minimization of any such information that ultimately must be disclosed to the governmental authority.

      13.5  No License.  Except as may be expressly provided in this Article or
Article VIII, nothing contained in this Agreement shall be construed as granting or conferring to Cameco, any Cameco representative or any other Person any rights by license or otherwise to any USEC Restricted Proprietary Information.

      13.6 Cameco Restricted Proprietary Information. Except as required by Applicable Law, or this Agreement, any information that USEC or its representative acquires or to which otherwise gains access from Cameco, during performance of this Agreement, that has been specifically identified by an appropriate marking or stamp as being confidential, proprietary or business sensitive by Cameco or of which USEC has been otherwise notified pursuant to
Section 13.11 by Cameco that any further use or disclosure of such information is restricted, as well as any analyses, findings or conclusions made by any USEC representative (written or oral) in connection with or related to the Demonstration Phase that discloses such information from Cameco ("Cameco Restricted Proprietary Information"), shall be kept confidential and shall not be:

            (a)   used for any purpose not related directly to this Agreement;

            (b) disclosed to any employee, agent or representative of USEC, unless (i) disclosure is necessary to perform this Agreement and (ii) disclosure is limited to only the specific information that is necessary to perform the activities contemplated herein; or

            (c) disclosed to any third party or provided to any other USEC Representative, unless (i) disclosure is necessary to perform under this Agreement, (ii) disclosure is limited to only the specific information that is necessary to perform the activities contemplated herein and (iii) to the extent such disclosure is to a third party, prior to disclosure, USEC (x) obtains from such third party a written agreement to abide by the terms of this Article
XIII in the same manner as, and to the same extent that, USEC is bound hereunder, (y) provides Cameco with a copy of such written agreement between USEC and the third party, and (z) receives Cameco's written consent to such disclosure.

      13.7  Exceptions to Cameco Restricted Proprietary Information.

      Cameco Restricted Proprietary Information shall not include information that:

            (a) at the time of its disclosure to USEC is generally available in the public domain;

            (b) enters the public domain and becomes generally available at any time after its disclosure to USEC other than through an act or omission of USEC;

            (c) USEC can demonstrate, by written records, was already known to it prior to its disclosure by Cameco; or

            (d) after its disclosure to USEC by Cameco, is disclosed to USEC by a third Party if such third Party has the right to make such disclosure.

            USEC shall bear the burden of proof of establishing that any information that USEC or a USEC representative acquires, receives or otherwise gains access to during the performance hereof is not Cameco Restricted Proprietary Information.

      13.8  Relinquishment of Cameco Restricted Proprietary Information.
Unless otherwise instructed by Cameco in writing, USEC shall turn over to Cameco all Cameco Restricted Proprietary Information within thirty (30) days of the date of termination of this Agreement, except for the Preliminary Feasibility Study, the monthly progress reports delivered pursuant to Section 7.l or any other documents prepared under this Agreement.

      13.9 Government Ordered Disclosure. In the event USEC receives a judicial, congressional or administrative order, request, subpoena or similar legal inquiry to disclose Cameco Restricted Proprietary Information, USEC shall immediately notify and consult with Cameco. In the event Cameco determines that such information, or any portion thereof, should not be disclosed, USEC and any USEC representatives shall cooperate with Cameco's legal counsel to seek relief from the requested disclosure or to secure confidential treatment and minimization of any such information that ultimately must be disclosed to the governmental authority.

      13.10 No License.  Except as may be expressly provided in this Article or
Article VIII, nothing contained in this Agreement shall be construed as granting or conferring to USEC, any USEC representative or any other Person any rights by license or otherwise to any Cameco Restricted Proprietary Information.

      13.11 Oral Disclosure. If Restricted Proprietary Information of a Party is initially disclosed orally or by demonstration by such Party (including its employees, agents, contractors or subcontractors) to the other Party, the disclosing Party shall, at the time of disclosure, identify such information as confidential, proprietary or business sensitive information, or otherwise indicate that use or disclosure should be restricted by the receiving Party. Within thirty (30) days thereafter the contents of the disclosure shall be recorded in written or tangible form by the disclosing Party, and identified by an appropriate marking or stamp as being confidential, proprietary or business sensitive to the disclosing Party. The recorded disclosure shall specify the date of the disclosure and a copy thereof shall be provided to the receiving Party within such thirty (30) day period. All protections of this Agreement for Restricted Proprietary Information shall apply during such thirty
(30) day period and thereafter upon the receipt of the recorded disclosure. If at any time, the receiving Party is informed that any previously furnished information of the disclosing Party is Restricted Proprietary Information but was not appropriately marked or identified as such, the receiving Party shall permit the disclosing Party to provide appropriately marked copies of such information and the receiving Party shall maintain it in accordance with this Agreement, except there shall be no liability to a Party or any release or disclosure made prior to receipt of notice that the information was not appropriately marked or identified.

      13.12 Relationship to Article VIII. The provisions of Article VIII shall take precedence over the provisions of this Article XIII.


                              ARTICLE XIV - NOTICES

      14.1 Notices. Notices or other communication between the Parties shall be in writing and be deemed properly delivered when duly sent by registered or certified mail, express mail (or other overnight courier service) to a Party at its address indicated below, or by facsimile transmission at the number indicated below, or to such other address or number as either of the Parties may, by a similar written notice, designate to the other Party.

If to Cameco:

      Cameco Corporation
      2121 11th Street West
      Saskatoon, Saskatchewan S7M1J3
      Canada
      Attn: Gerald W. Grandey, Senior VP, Marketing and Corporate Development Phone:(306) 956-6285
      Fax:  (306) 956-6302

If to USEC:

      United States Enrichment Corp.
      Two Democracy Center
      6903 Rockledge Drive
      Bethesda, MD 20817
      U.S.A.
      Attn: J. William Bennett, VP Advanced Technology
      Phone:(301)564-3307
      Fax:  (30l) 564-3208


                             ARTICLE XV - INSURANCE

      15.1 Nuclear Liability Insurance. Cameco shall carry Nuclear Liability Insurance covering nuclear liability resulting from operations at its facility in an amount of Can. $41 million, and while material is in transport from its facility, in the amount of Can. $25 million.

      15.2 Other Insurance. Cameco shall obtain and maintain the following types of insurance:

            (a) General liability insurance in the amount of Can. $1 million combined single limit.

            (b) Auto liability insurance in the amount of Can. $1 million combined single limit.

            (c) Workers' compensation and employer's liability in the amount required by statute for workers' compensation and Can. $1 million per occurrence for contingent employer's liability.

            (d) Umbrella liability covering above general, auto, and contingent employer's liability in the amount of Can. $45 million.

            (e) Environmental impairment liability in the amount of Can. $5 million.

            (f) Property insurance on an "all risk" form and replacement cost basis covering feedstock while in the possession of Cameco and during transportation from Cameco. Cameco agrees to have its insurer waive all rights of subrogation against USEC.

      15.3 Certificates of Insurance. Cameco shall cause the insurers under the policies of insurance required by this Article to issue to USEC certificates evidencing that such policies are in effect. Such certificates shall provide that USEC shall be notified at least thirty (30) days in advance of any termination or suspension of much policies or any material decrease in coverage under such policies. Without regard to whether notice is given to USEC, in the event the insurance required by this Article is not obtained, or, if obtained, is terminated or suspended, or the coverage of such insurance is materially reduced, Cameco shall indemnify and hold harmless USEC for any loss that it would not have suffered if such insurance had been in effect to the full extent required hereunder; provided, however, that if the insurance policies required hereunder are in effect at all relevant times but through no fault of Cameco an insurer is unable to pay a claim in accordance with such policy. Cameco shall not be liable for the amount that the insurer is obligated but unable to pay under the policy.

      15.4 Additional Insured. Cameco shall use its best efforts to cause USEC to be named as an additional insured on all policies of insurance required hereunder. To the extent USEC is not insured under such a policy, Cameco shall use its best efforts to obtain a waiver of all rights of recourse and subrogation against USEC from the insurer.

      15.5 Responsibility for Costs. The cost of any insurance obtained pursuant to Section 15.1 and 15.2 that was not in effect as of the Effective Date and that Cameco can establish would not otherwise have been obtained by Cameco had this

Agreement not been executed, shall be included in the budget in Schedule 2. USEC shall solely bear the full cost of any fee charged to Cameco by an insurer to comply with Section 15.3 or Section 15.4.

                           ARTICLE XVI - MISCELLANEOUS

      16.1 Public Statements. Subject to Applicable Law, neither Party shall issue any press release or make any public statement regarding this Agreement or the performance hereof without the prior written consent of the other Party.

      16.2 Relationship of the Parties. Nothing contained in this Agreement shall constitute either Party as the partner of the other Party nor, except as otherwise herein expressly provided, constitute either Party as the agent or legal representative of the other Party, nor create any fiduciary relationship between or among the Parties. It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, a general partnership. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set forth and shall be liable only for its share of the costs and expenses as provided in this Agreement.

      16.3  Termination of Agreement.

      Except as otherwise provided in this Agreement, the following provisions shall apply to any termination of this Agreement:

            (a) No later than thirty (30) days after termination, each Party shall submit to the other Party its final statement of all previously unreported Allowable Costs incurred during the term of the Agreement prior to termination and all Allowable Costs incurred in connection with termination that are payable under Section 16.3(c). No later than sixty (60) days after termination, the Parties shall agree upon a final accounting of Allowable Costs funded by each.

            (b) Cameco shall transfer and assign to USEC all of Cameco's right, title and interest in and to the Improvements and related Intellectual Property free and clear of any encumbrances arising through Cameco. Concurrent with receipt of Cameco's right, title and interest in and to the Improvements and related Intellectual Property, USEC shall pay Cameco a lump sum equal to the aggregate of all Allowable Costs funded by Cameco, without interest. Cameco shall grant USEC an irrevocable and transferable (including the right to sublicense) license to the Cameco Technology and related Intellectual Property incorporated into or necessary to use the Improvements for any purpose; provided USEC pays Cameco for such license a royalty at one percent (1%) of the of the cash-based disbursements for operation of the Conversion Facility, including payroll, reagents, utility expenses and property taxes, excluding depreciation, indirect overhead and financing costs, and any UO-3 or UF4 refining costs.

            (c) Promptly after termination, Cameco, as the manager, shall take all action necessary to wind up the Demonstration Phase activities in accordance with the approved work plans and budget, if applicable, and all costs and expenses incurred in accordance with the approved work plan and budget in connection with termination of the Demonstration Phase shall be an Allowable Cost chargeable to the Parties. The equipment, materials, uranium and any other assets acquired for the Demonstration Phase shall be disposed of pursuant to Sections 5.6 and 5.7 as applicable.

            (d) Upon termination of this Agreement, neither Party shall have any further obligation to the other Party with respect to the subject matter hereof, except as may be set forth in the Definitive Documents, if executed, and except as provided in Articles VIII, IX, XI, and XIII and Sections 16.7 and 16.10, each of which shall survive termination.

      16.4 Milestones. Notwithstanding any other provision to the contrary, in the event that Cameco fails to meet any Milestone set forth in Section III of Schedule l by the Completion Date set forth therein and fails to cure within thirty (30) days of its receipt of a notice from USEC specifying the failure to meet a Milestone, USEC may terminate this Agreement at any time. Upon receipt of USEC's notice to terminate, this Agreement shall terminate in accordance with Section 16.3.

      16.5 Appendices. The appendices and schedules hereto are hereby incorporated by reference into this Agreement. In the event of an inconsistency between the contents of the Schedules and the provisions of Articles I through XVI of this Agreement, the provisions of Articles I through XVI shall govern and control the interpretation of the Parties' rights, obligations, and liabilities. The additional contract clauses set forth in Appendix A and Appendix B shall be interpreted according to the terms of Article XII.

      16.6 Governing Law. This Agreement shall be governed by the federal laws of the United States and, to the extent not superseded by the federal law, the laws of the State of New York. Cameco and USEC each consent to venue and personal jurisdiction in the courts of the State of New York in the County of New York or of the United States for the Southern District of New York, should any dispute relating to this Agreement occur; provided, however that nothing herein shall be deemed to limit jurisdiction of the Court of Federal Claims over claims against USEC for as long as USEC is an executive agency of the United States government. Each Party hereby irrevocably waives its rights to a trial by jury.

      16.7 Dispute Resolution. All disputes among the Parties in connection with this Agreement shall first be presented to the Management Committee for resolution and shall be considered by the Management Committee at the first meeting held by the Management Committee after receiving notification of the dispute. If the Management Committee fails to resolve the dispute within ten
(10) Business Days after such meeting, each Party shall notify its Senior Executive Officer ("SEO") of the nature of the dispute; the SEOs, or their authorized representatives, shall meet within two (2) weeks to attempt to resolve the dispute. If the SEOs or their authorized representatives fail to resolve the dispute, at USEC's option, the activities in the Demonstration Phase shall continue, but any continuation of activities disputed by Cameco shall be at USEC's sole expense, shall be carried out as directed by USEC and shall not be subject to the Management Committee's authority. For purposes of this Section, Cameco designates its Senior Vice President, Marketing and Corporate Development as its SEO; and USEC designates its Vice President, Advanced Technology as its SEO.

      16.8 Force Majeure. Neither Party shall be liable for any delay in, or prevention of, performance of its obligations under this Agreement to the extent due to a "Force Majeure". For purposes of this Agreement "Force Majeure" is defined as any event arising from causes beyond the control of a Party that could not be overcome by the Party using reasonable efforts and that delays or prevents the performance of any obligation hereunder, including but not limited to fires, floods, adverse weather conditions, natural disasters or other acts of God; strikes, labor actions, work stoppages or transportation delays; acts of war, civil unrest, or sabotage; acts or failures to act of Governmental Authority, and acts or failures to act of the other Party or third parties. In the event of a delay due to a Force Majeure, the applicable schedule, deadline, date or period of performance, shall be extended by a period equal to the period of delay due to the Force Majeure. A Party which experiences a delay due to a Force Majeure shall notify the other Party in writing no later



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than Ten (10) Business Days after the beginning of a delay caused by an event that the Party contends constitutes a Force Majeure. Such notice shall provide a description of the Force Majeure event, an explanation and description of the delay including its anticipated duration, all actions taken or to be taken to prevent or minimize the delay, and a revision to any affected schedule, deadline, date or period of performance.

      16.9 Entire Agreement. This Agreement embodies the entire agreement between the Parties in relation to the subject matter herein and supersedes all prior understandings or agreements, oral or written, between the Parties and, upon satisfaction of the conditions in Article IV, supersedes the Confidentiality Agreement dated May 2, 1995, between the Parties.

      16.10 No Oral Modifications. This Agreement may not be amended or modified except by written agreement of the Parties.

      16.11 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably with held, provided, however, that no such consent shall be required in connection with any such assignment made in connection with the privatization of USEC, nor shall consent be required in connection with an assignment by either Party to an Affiliate of the Assigning Party if the Assigning Party guarantees the performance of all obligations of the Affi1iate-assignee.

      16.12 Effect of Privatization. In the event USEC is privatized as contemplated by the Atomic Energy Act of 1954, as amended, and the duties and obligations of USEC are assumed by a private corporation or other entity pursuant to such privatization or transfer: (a) this Agreement shall survive such privatization and be transferred to such private corporation or other entity without the need for Cameco or USEC to take any further action under this Agreement or otherwise, (b) the name of such private corporation shall be substituted for that of USEC in this Contract and (c) Cameco and USEC shall take whatever further action is required to transfer to such private corporation or other entity any agreements, instruments or documents related to this Agreement and entered into by Cameco and USEC on or after the date hereof which cannot be transferred to such private corporation by the operation of their terms.

      16.13 USEC Privatization. Cameco recognizes that USEC may need to disclose Cameco Restricted Proprietary Information or other information developed under or concerning this Agreement to prospective investors, their representatives and other parties in connection with the privatization of USEC pursuant to 42 U.S.C. Sections 2297d & 2297d-1, or otherwise. Accordingly, Cameco agrees that, notwithstanding Article XIII, USEC may disclose this Agreement and any Cameco Restricted Proprietary Information or other information developed under or concerning this Agreement (a) to a third party in connection with such privatization, provided that USEC takes reasonable precautions to protect the confidentiality of the Cameco Restricted Proprietary Information, or (b) to the extent required by law, including in connection with an offering of its securities or sale of its business.

      16.14 U.S. Funds. All monetary units in this Agreement and in any related document (including all Schedules and Appendices hereto) shall be denominated in United States dollars unless specifically stated otherwise. Accordingly, all references in this Agreement and related documents to the term "dollar" or the symbol "$" shall be deemed to refer to United States dollars, unless specified as Canadian (or as "Can."), in which case such references shall be to Canadian dollars.

      16.15 Conversion. Cameco shall convert Allowable Costs incurred in Canadian or other non-U.S. currency into U.S. dollars for the purpose of invoicing hereunder at the conversion rate published in The Wall Street Journal's "World Value of the Dollar," on Monday of the week (or if The Wall Street Journal is not published on such Monday, the first day of such week on which such World Value of the Dollar is published) immediately preceding the week (Monday through Sunday) in which the expense was incurred.

      16.16 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision shall be severed from this Agreement and, to the extent possible, this Agreement shall continue without affecting the remaining provisions.

      16.17 Counterparts. This Agreement may be signed in two or more counter parts, each of which shall be treated as an original but all of which, when taken together, shall constitute one and the same instrument.

      16.18 Disclosure of Audit Information. Either Party's right under this Agreement to have an independent auditor review books, records or other documents relating to the activity undertaken pursuant to this Agreement shall be subject to the execution of a satisfactory confidentiality agreement between the auditor and both

Parties hereto limiting disclosure of the information obtained through such audit without the prior written consent of both Parties hereto.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.


                  CAMECO CORPORATION


                  By     /s/ Rita M. Mirwald
                      ------------------------------
                  Name:  Rita M. Mirwald
                  Title: Vice President
                         Human Resources & Corporate Relations


                   By    /s/ Manfred G. Neven
                      ------------------------------
                  Name:  Manfred G. Neven
                  Title: Vice President
                         Fuel Services Division

                  UNITED STATES ENRICHMENT CORPORATION


                  By     /s/ George P. Rifakes
                      ------------------------------
                  Name:  George P. Rifakes
                  Title: Executive Vice President